Exhibit 99.1

FOR IMMEDIATE RELEASE: August 14, 2003	PR03-08

CANYON RESOURCES REPORTS SECOND QUARTER FINANCIAL RESULTS

     GOLDEN, CO — Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced a second quarter 2003 net loss of $2.9 million, or $0.14 per share, on revenues of $3.4 million, compared to a restated net loss of $1.3 million, or $0.07 per share, on revenues of $2.8 million for the second quarter of 2002. For the six months ended June 30, 2003, the Company recorded a net loss of $4.8 million, or $0.23 per share, on revenues of $7.2 million, compared to a restated net loss of $4.1 million, or $0.23 per share, on revenues of $6.9 million for the six months ended June 30, 2002. The prior period results have been restated to give effect to adjustments related to i) expensing of previously capitalized costs for the McDonald Gold Project; ii) commencing to amortize the carrying values of the McDonald and Seven-Up Pete mineral interests as of January 1, 2002; and iii) including depreciation, depletion and amortization as a cost in inventories at the Company’s Briggs Mine. Overall, the adjustments increased the Company’s net loss in the second quarter of 2002 by approximately $0.6 million, or $0.03 per share. For the six months ended June 30, 2002, the adjustments increased the Company’s net loss by approximately $1.0 million, or $0.06 per share.

     Gold production from the Briggs Mine during the second quarter of 2003 was 9,302 ounces, and sales were 9,681 ounces of gold and 4,043 ounces of silver at an average price of $350 per equivalent gold ounce. For the comparable period of 2002, gold production was 9,564 ounces and sales were 8,900 ounces of gold and 3,500 ounces of silver at an average realized price of $319 per equivalent gold ounce. For the six months ended June 30, 2003, gold production was 22,066 ounces and sales were 22,231 ounces of gold and 8,343 ounces of silver at an average realized price of $326 per equivalent gold ounce. For the comparable period of 2002, gold production was 21,635 ounces and sales were 22,238 ounces of gold and 9,054 ounces of silver at an average realized price of $309 per equivalent ounce.

     During the second quarter, ores containing 10,930 ounces of gold were mined from the Goldtooth deposit and a residual zone within the main Briggs pit. Most of the ore tons were crushed by a contract crusher. Lay-back of waste rock at the North Briggs pit commenced in the second quarter and will continue throughout the second half of 2003. North Briggs ores containing approximately 32,000 ounces of gold are scheduled to be mined, upon completion of the lay-back, in the first quarter of 2004.

     In addition to producing gold from its Briggs Mine in California, Canyon owns the Seven-Up Pete Venture which has invested $75 million in the 10 million ounce McDonald Gold Project in Montana, which is constrained from current development by the anti-mining initiative, I-137. The Company has filed suit against the State of Montana seeking to overturn I-137 or to obtain a damage award, which could be as much as $500 million, for the lost value of the Seven-Up Pete properties, including the McDonald Gold Project.

(See Table on Reverse Side)

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, CONTACT Richard H. De Voto, President (303) 278-8464	or	Gary C. Huber, Vice President-Finance

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information
(Unaudited)

	June 30, 2003	Dec. 31, 2002

BALANCE SHEET
Assets
Current assets	$10,223,800	$10,590,700
Noncurrent assets	25,821,100	26,435,200

Total assets	$36,044,900	$37,025,900

Liabilities and Stockholders’ Equity
Current liabilities	$4,858,300	$6,607,900
Notes payable – long term	3,299,000	—
Other noncurrent liabilities	4,172,000	3,922,600
Stockholders’ equity	23,715,600	26,495,400

Total liabilities and Stockholders’ Equity	$36,044,900	$37,025,900

	Three months ended June 30		Six months ended June 30,

	2003	2002	2003	2002

		(Restated)		(Restated)
STATEMENT OF OPERATIONS
Revenue	$3,387,100	$2,838,000	$7,249,700	$6,880,300
Cost of sales	4,173,500	3,151,100	7,801,700	7,192,600
Depreciation, depletion & amortization	1,545,700	1,368,900	3,630,300	2,989,700
Selling, general & administrative	435,400	410,700	845,200	740,000
Exploration costs	175,100	192,200	390,200	291,700
Accretion expense	46,600	—	93,100	—
Gain (loss) on asset disposals	(600)	1,172,600	75,700	1,401,500
Other income (expense), net	63,400	(210,000)	636,400	(1,181,700)
Cumulative effect of change in accounting principle	—	—	(11,700)	—

Net loss	($2,926,400)	($1,322,300)	($4,810,400)	($4,113,900)

Net loss per share	($0.14)	($0.07)	($0.23)	($0.23)

Weighted average shares outstanding	21,021,100	18,914,200	20,660,800	17,747,200

CASH FLOW
Cash & cash equivalents, beginning of period	$1,559,200	$2,354,400	$430,800	$1,618,100
Net cash used in operating activities	(419,700)	(2,263,500)	(1,028,100)	(2,391,000)
Net cash provided by (used in) investing activities	(346,400)	2,319,500	(229,000)	1,787,900
Issuance of stock, net	—	290,000	26,000	2,171,500
Proceeds from exercise of warrants	835,800	—	835,800	—
Proceeds from sale of debentures	—	—	3,299,000	—
Payments on debt & other obligations	(35,000)	(2,225,500)	(1,740,600)	(2,711,600)

Cash & cash equivalents, end of period	$1,593,900	$474,900	$1,593,900	$474,900

PRODUCTION AND SALES DATA
Gold production (oz)	9,302	9,564	22,066	21,635
Gold sales (oz)	9,681	8,900	22,231	22,238
- Average realized price per ounce	$350	$319	$326	$309